Exhibit 2.1

                        PURCHASE AND ASSUMPTION AGREEMENT

                         UPSTATE NEW YORK BRANCH OFFICES

                            dated as of April 8, 1999

                                     between

                  ASTORIA FEDERAL SAVINGS AND LOAN ASSOCIATION

                                       and

                              CENTRAL NATIONAL BANK
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                                Table of Contents
                                                                          Page
                                    ARTICLE I
                                  DEFINED TERMS
                                  -------------
1.1      Definitions........................................................2

                                   ARTICLE II
                 TERMS OF ASSIGNMENT AND ASSUMPTION AND PURCHASE
                 -----------------------------------------------
2.1      Transfer of Assets.................................................4
2.2      Assignment and Assumption of Liabilities...........................4
2.3      Sale of Seller's Interest in the Branches and Acceptable Title.....4
2.4      Encumbrances.......................................................5
2.5      Documents of Transfer..............................................5
2.6      Consideration to Seller............................................6
2.7      Consideration to Purchaser.........................................6
2.8      Payment............................................................6
2.9      Settlement.........................................................7
2.10     Apportionment......................................................7

                                   ARTICLE III
                                    COVENANTS
                                   -----------
3.1      Settlement Operations after Closing................................9
3.2      Items in Transit...................................................9
3.3      Stop Payment Items................................................10
3.4      Books and Records.................................................10
3.5      Data Processing...................................................11
3.6      Regulatory Approvals..............................................11
3.7      IRAs..............................................................12
3.8      Service and Maintenance Contracts.................................12
3.9      Change of Name and Notice to Customers............................12
3.10     Taxes.............................................................13
3.11     Bulk Sales Transfer...............................................14
3.12     Employees and Employee Benefits...................................14
3.13     Installation of Equipment.........................................15
3.14     Right of Inspection of Branches...................................16
3.15     Bank Premises.....................................................17
3.16     Safe Deposit Business.............................................18
3.17     Actions Prior to Closing..........................................18
3.18     Insurance.........................................................19
3.19     Casualty to the Real Property.....................................19
3.20     Real Property Condemnation........................................20

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3.21     Casualty or Condemnation to Leased Branch.........................20
3.22     Casualty or Condemnation After the Closing........................21
3.23     Responsibility for Violations.....................................21
3.24     Cooperation and Further Assurances................................21

                                   ARTICLE IV
                             COVENANT NOT TO COMPETE
                             -----------------------
4.1      Solicitation of Accounts..........................................22
4.2      Establishment of a Branch or Office...............................22
4.3      Exceptions........................................................22
4.4      Enforcement and Remedies..........................................23

                                    ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF SELLER
                    ----------------------------------------
5.1      Corporate Organization............................................23
5.2      Authorization.....................................................23
5.3      Approvals to Operate Branches.....................................23
5.4      Title to Assets...................................................24
5.5      Condition of Property.............................................24
5.6      Litigation........................................................24
5.7      Non-Contravention.................................................24
5.8      Consents and Approvals............................................25
5.9      Agents or Brokers.................................................25
5.10     Deposits..........................................................25
5.11     Books and Records.................................................25
5.12     Contracts.........................................................25
5.13     Certain Labor Matters.............................................25
5.14     Loans.............................................................26
5.15     Disclaimer........................................................26

                                   ARTICLE VI
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER
                   -------------------------------------------
6.1      Corporate Organization............................................26
6.2      Authorization.....................................................26
6.3      Litigation........................................................27
6.4      Non-Contravention.................................................27
6.5      Consents and Approvals............................................27
6.6      Agents or Brokers.................................................28
6.7      Deposits..........................................................28
6.8      Absence of Inducements............................................28
6.9      Inspection of Real Property.......................................28

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                                   ARTICLE VII
                              CONDITIONS TO CLOSING
                              ---------------------
7.1      Conditions to Obligations of All Parties..........................28
7.2      Additional Conditions to Obligations of Purchaser.................29
7.3      Additional Conditions to Obligations of Seller....................30

                                  ARTICLE VIII
                                 INDEMNIFICATION
                                 ---------------
8.1      Seller's Indemnification..........................................31
8.2      Purchaser's Indemnification.......................................32

                                   ARTICLE IX
                                   TERMINATION
                                   -----------
9.1      Events of Termination.............................................32
9.2      Exception.........................................................33
9.3      Effect of Termination.............................................33

                                    ARTICLE X
                                  MISCELLANEOUS
                                  -------------
10.1     Expenses..........................................................33
10.2     Notices...........................................................33
10.3     Survival..........................................................35
10.4     Entire Agreement..................................................35
10.5     Modification......................................................36
10.6     Waivers...........................................................36
10.7     Schedules, Exhibits and Headings..................................36
10.8     Successors and Assigns............................................36
10.9     Counterparts......................................................36
10.10    Governing Law.....................................................36
10.11    Public Announcements..............................................36

                                    - iii -
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                        PURCHASE AND ASSUMPTION AGREEMENT
                        ---------------------------------

         This PURCHASE AND ASSUMPTION AGREEMENT (the "Agreement") is made and entered into as of April 8, 1999, by and between ASTORIA FEDERAL SAVINGS AND LOAN ASSOCIATION ("Seller"), a federally-chartered stock savings association, and CENTRAL NATIONAL BANK ("Purchaser"), a national banking association.

                              W I T N E S S E T H:
                              --------------------

         WHEREAS, Seller and Purchaser are engaged in the banking business in the State of New York, the deposit accounts of Seller are insured by the Savings Association Insurance Fund and the Bank Insurance Fund of the Federal Deposit Insurance Corporation ("FDIC") and the deposit accounts of Purchaser are insured by the Bank Insurance Fund of the FDIC; and

         WHEREAS, Seller owns the fee simple title in the land and improvements on four parcels of real property located in the upstate New York counties of Otsego and Chenango as listed on Schedule 1A and more particularly described in
Schedule 7 attached hereto; and

         WHEREAS, Seller leases a parcel of real property located in the upstate New York county of Otsego as listed on Schedule 1B attached hereto and more particularly described in the Lease (as defined herein) attached hereto as Exhibit A; and

         WHEREAS, Seller operates five branch banking offices located on the aforementioned parcels of real property (the "Branches"); and

         WHEREAS, Seller desires to sell the Branches as a whole unit, including certain assets and liabilities associated with each Branch, to Purchaser; and

         WHEREAS, Purchaser has agreed, subject to the terms and conditions hereof, to acquire certain assets and assume certain liabilities of Seller with respect to the Branches through the following transactions, all of which shall occur sequentially but in effect simultaneously: (1) the establishment by Purchaser of an interim federal savings bank subsidiary ("FSB Interim Sub"); (2) the purchase by FSB Interim Sub of certain assets and the assumption of certain liabilities relating to the Branches as provided for herein; (3) the conversion of FSB Interim Sub to a New York-chartered savings and loan association ("NY Interim Sub"); and (4) the merger of NY Interim Sub with and into Purchaser; and Seller has agreed to transfer and sell to Purchaser such assets and liabilities; and

         WHEREAS, Purchaser intends to continue to operate each Branch; and

         WHEREAS, the purchase and transfer of the assets and liabilities as contemplated hereby are subject to certain regulatory approvals and notices.

         NOW, THEREFORE, in consideration of the premises, the mutual promises and covenants hereinafter set forth and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

                                   ARTICLE I
                                  DEFINED TERMS
                                  -------------

1.1      Definitions.

         For purposes of this Agreement, the following terms shall have the following meanings:

         "Assets" shall mean the Real Property, the Lease, the Personal Property, the Cash on Hand, the Loans, all rights to and under each of the Contracts pertaining to each of the Branches and the safe deposit business conducted by Seller at the Branches and the agreements related thereto.

         "Bill of Sale" shall mean a bill of sale with respect to the Personal Property in the form attached hereto as Exhibit B.

         "Buildings" shall mean the buildings and improvements situated on the Land and the Leased Premises.

         "Cash on Hand" shall mean all of the cash at the Branches as of the Effective Time.

         "Closing" shall mean the completion of the purchase of the Assets and the assumption of the Liabilities as provided for hereunder. The Closing shall take place at the offices of Thacher Proffitt & Wood located at Two World Trade Center, New York, New York 10048 at 10:00 a.m. on the Closing Date, or at such other place and time as the parties may mutually agree in writing.

         "Closing Date" shall mean the date on which the Closing shall occur, which shall be the date that is the third business day after the date on which all conditions set forth in this Agreement shall have been satisfied or shall have been waived and all applicable waiting periods shall have expired, or such other date as the parties may agree in writing.

         "Contracts" shall mean the agreements, contracts, leases and other instruments made by or with respect to the operation of the Branches set forth on Schedule 2 hereto (including the Lease with respect to the Leased Branch and contracts and agreements with customers regarding any IRA/Keogh Account) which schedule is to be updated as of the Closing Date.

         "Contract Liabilities" shall mean any and all liabilities of Seller under any of the Contracts immediately prior to the Effective Time.

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         "Deposits" shall mean those deposit liabilities on the books of the
Branches as of the Effective Time, which are defined as deposits in Section
(3)(l) of the Federal Deposit Insurance Act, 12 U.S.C. ss.1813(l), including any collected and uncollected deposits associated therewith together with all interest accrued, credited or paid thereon up to and including the Effective Time. The Deposits as of February 28, 1999 are more particularly described in
Schedule 3 attached hereto.

         "Effective Time" shall mean 6:01 p.m. on the Closing Date.

         "Federal Funds Rate" shall mean, for the period involved, the average of the interest rates for each day of the period set forth in H.15 (519) opposite the caption "Federal Funds (Effective)." H.15 (519) means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System. For the purposes of this Agreement, the rate for any day for which rates are not so published shall be the rate for the day for which rates were last published.

         "Land" shall mean the parcels of land more particularly described in
Schedule 1A.

         "Lease" shall mean that certain lease agreement, dated October 17, 1997, by and between Glimcher Centers L.P., as landlord, and Seller, as tenant.

         "Leased Branch" shall mean the Branch operated on the Leased Premises.

         "Leased Premises" shall mean the real property located in Otsego County, New York and demised to Seller pursuant to the Lease. A complete description of the Leased Branch is more particularly described in Schedule 1B attached hereto.

         "Liabilities" shall mean the aggregate of the Deposits and the Contract Liabilities.

         "Loans" shall mean those loans or extensions of credit of Seller, fully secured by Deposits as of the Effective Time, including accrued but unpaid interest thereon to the Effective Time or otherwise, and all Overdraft Loans. The Loans as of February 28, 1999 are more particularly described in Schedule 4 attached hereto.

         "Overdraft Loans" shall mean all overdraft balances on Deposits made pursuant to a written credit agreement between Seller and the account party.

         "Payment Items" shall mean checks, drafts, withdrawal orders and other similar items drawn on an account at the Branches.

         "Permitted Exceptions" shall mean those exceptions to title to the Real Property as listed in Schedule 5.

         "Personal Property" shall mean all furniture and equipment owned or leased by Seller and located at the Branches as of the Effective Time and shall include without limitation, furniture, office machinery, shelving, office supplies and artwork and other personal property attached or appurtenant to the Buildings and used for or usable in the

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occupancy or operation of the Building. The Personal Property as of the close of business on the business day immediately prior to the date hereof is listed on
Schedule 6 which will be updated as of the Closing Date.

         "Real Property" shall mean (a) the Land and Buildings owned by Seller, as listed on Schedule 1A and more particularly described in Schedule 7 attached hereto, and all right, title and interest of Seller, if any, in and to the land lying in the bed of any street or highway in front of or adjoining the Land to the center line thereof and to any unpaid award for any taking by condemnation or any damage to the Land by reason of a change of grade of any street or highway; and (b) all easements, rights of way, privileges, strips and gores, appurtenances and other rights pertaining to and inuring to the benefit of the Land and Buildings.

                                   ARTICLE II
                 TERMS OF ASSIGNMENT AND ASSUMPTION AND PURCHASE
                 -----------------------------------------------

         2.1 Transfer of Assets. At the Closing, subject to the terms and conditions set forth herein, Seller will sell, convey, assign and transfer to Purchaser and Purchaser shall purchase from Seller, at the price and upon the terms and conditions set forth in this Agreement, all of Seller's right, title and interest, as of the Effective Time, in and to the Assets. Seller will also grant to Purchaser the right as a third-party beneficiary to enforce sections 1, 2, 3, 4, 5 and 9 of the confidentiality agreements relating to the sale of the Branches, as listed on Schedule 8.

         2.2 Assignment and Assumption of Liabilities. Except as otherwise provided in this Agreement, on the Closing Date, Purchaser shall assume and undertake to pay, perform, fulfill and discharge the Liabilities as shown on the books and records of the Branches as of the Effective Time, in accordance with the terms and conditions of the Liabilities in effect at the Effective Time. Notwithstanding the foregoing, nothing contained herein shall prevent Purchaser from changing the terms and conditions of the Liabilities after the Effective Time, subject to applicable laws and regulations. In addition, nothing contained herein shall be construed as creating any rights or remedies against Purchaser by third parties other than with respect to those Liabilities expressly assumed hereunder.

         2.3 Sale of Seller's Interest in the Branches and Acceptable Title. (a) Seller shall convey and Purchaser shall accept all of Seller's right, title and interest, in and to the Real Property, the Lease and the Leased Branch in accordance with the terms of this Agreement, subject only to the Permitted Exceptions.

                  (b) Purchaser shall promptly order an examination of title for the Real Property from a title insurance company authorized to do business in the State of New York and shall cause a copy of the title report to be forwarded to Seller's attorney upon receipt. Seller shall be entitled to a reasonable adjournment or adjournments of the Closing for up to 60 days to remove any defects in or objections to title noted in such title report (other than Permitted Exceptions) and any other defects or objections which may be disclosed on or prior to the Closing Date.

                  (c) If Seller shall be unable to convey title to any parcel of the Real Property at the Closing in accordance with the provisions of this Agreement, Purchaser, nevertheless, may elect to accept such title as Seller may be able to convey with a credit against the monies payable at the Closing equal to the reasonably estimated cost to cure any defects in or objections to title other than Permitted Exceptions (up to a maximum amount of $500,000), but without any other credit or liability on the part of Seller. If Purchaser shall not so elect, Purchaser may terminate this Agreement and the sole liability of Seller shall be to reimburse Purchaser for the net cost of title examination, but not to exceed the net amount charged by Purchaser's title company therefor without issuance of a policy, and the net cost of updating the existing survey of the Real Property or the net cost of a new survey of the Real Property if there was no existing survey or the existing survey was not capable of being updated. Upon such reimbursement, this Agreement shall be null and void and the parties hereto shall be relieved of all further obligations and liability other than any arising under Section 10.1. Seller shall not be required to bring any action or proceeding or to incur any expense in excess of $500,000 to cure any title defect or to enable Seller otherwise to comply with the provisions of this Agreement related to the Real Property, but the foregoing shall not permit Seller to refuse to pay or bond at the Closing, to the extent of the monies payable at the Closing, mortgages and liens on the Real Property which can be satisfied or discharged by payment of a sum certain of which Seller has actual knowledge at Closing.

                  (d) With respect to the Leased Branch which requires the consent of the landlord under the Lease to the assignment of the Lease, if Seller is unable to obtain the landlord's consent to such assignment at the Lease's current terms and therefore unable to deliver to Purchaser an assignment of the Lease at its current terms in accordance with the provisions of this Agreement, then if Seller is able to sublease the Leased Branch under the Lease, Purchaser shall enter into a sublease agreement with Seller which shall contain the current terms of the Lease and which shall otherwise be in form and substance satisfactory to Purchaser and Seller. In such event, if Seller is also unable to sublease the Leased Branch because the landlord's consent to such subletting is required and cannot be obtained through the exercise of commercially reasonable efforts thirty (30) days prior to the Closing Date, the Assets and Liabilities related to the Leased Branch, nevertheless, shall be transferred in accordance with the terms of this Agreement, except that there would be no obligation of Purchaser to assume the Lease or to purchase any improvements related to the Leased Branch.

         2.4 Encumbrances. All Assets transferred, conveyed or assigned hereunder shall, as of the Closing Date, be free and clear of all encumbrances except for the Permitted Exceptions and security interests.

         2.5 Documents of Transfer. The transfer of the Real Property, the other Assets and the Liabilities hereunder to Purchaser shall be, respectively, by statutory form of bargain and sale deeds containing the covenant required by
Section 13 of the Lien Law of the State of New York, and any bills of sale or assignment and assumption agreements or such additional documents and instruments as shall be reasonably necessary to consummate such transfer, all in form and substance acceptable to both Purchaser and Seller.

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         2.6 Consideration to Seller.

                  (a) As consideration for the purchase of the Assets, Purchaser shall pay to Seller in accordance with sections 2.8 and 2.9 hereof, an amount equal to the sum of:

                  (i) $2.8 million with respect to the aggregate value of the Real Property (the "Real Property Amount");

                  (ii) $100,000 with respect to the aggregate value of the Personal Property (the "Personal Property Amount");

                  (iii) an amount equal to the principal balance of the Loans plus accrued but unpaid interest thereon (the "Loan Amount");

                  (iv) an amount equal to 12.10% of the amount of Deposits, including accrued and unpaid interest thereon, as of the Effective Time (the "Premium Amount"); and

                  (v) an amount equal to the Cash on Hand (the "Cash Amount")

(the sum of the Real Property Amount, the Personal Property Amount, the Loan Amount, the Premium Amount and the Cash Amount shall hereinafter be referred to collectively as the "Purchaser Payment Amount"). Purchaser and Seller hereby agree that the above purchase price allocations represent the fair market value of the Assets, both tangible and intangible, and that such allocation shall be binding upon Purchaser and Seller in accordance with the provisions of Section 1060(a) of the Internal Revenue Code of 1986, as amended (the "Code").

         2.7 Consideration to Purchaser. As consideration for Purchaser's assumption of the Deposits, Seller shall pay to Purchaser in accordance with sections 2.8 and 2.9 hereof, an amount equal to the amount of the Deposits, including accrued but unpaid interest thereon (the "Deposit Payment Amount"). Seller shall pay or credit to the appropriate customer account, as of the Effective Time, all interest accrued on the Deposits up to the Effective Time.

         2.8 Payment. In consideration of the assumption by Purchaser of the Liabilities and the transfer to Purchaser of the Assets, Seller and Purchaser shall make payments to each other on the Closing Date as follows:

                  (a) On or before the Closing Date, Purchaser and Seller shall agree upon estimates of the Deposit Payment Amount and the Purchaser Payment Amount.

                  (b) On the Closing Date, Seller shall deliver to Purchaser by wire transfer, and to such account as may be specified by Purchaser, an amount (the "Estimated Amount") equal to the estimated Deposit Payment Amount less the estimated Purchaser Payment Amount.

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         2.9 Settlement.

                  (a) Certified Reports of Seller.

                  (i) Within ten (10) business days after the Closing Date, Seller shall deliver to Purchaser a written report, certified by Seller, which report shall set forth Seller's recalculation of the Estimated Amount to reflect the actual Deposit Payment Amount and the actual Purchaser Payment Amount as of the Effective Time (the "Actual Amount").

                  (ii) Purchaser shall have a period of ten (10) business days following receipt of Seller's report described in section 2.9(a)(i) hereof to examine such report and Seller shall cooperate with Purchaser, its employees, representatives and agents in their examination of such report.

                  (b) Final Settlement Date. The business day immediately following the conclusion of the ten (10) business day period set forth in section 2.9(a)(ii) hereof shall be called the "Final Settlement Date." On the Final Settlement Date the following settlements shall be made:

                  (i) in the event that the Estimated Amount exceeds the Actual Amount, Purchaser shall refund to Seller, by wire transfer and to such account as may be specified by Seller, an amount equal to (x) the difference obtained by subtracting the Actual Amount from the Estimated Amount plus (y) the interest on such difference for the number of days from and including the Closing Date to but excluding the Final Settlement Date (the "Interest Period") at the Federal Funds Rate;

                  (ii) in the event that the Actual Amount exceeds the Estimated Amount, Seller shall pay to Purchaser, by wire transfer and to such account as may be specified by Purchaser, an amount equal to (x) the difference obtained by subtracting Seller's calculation of the Payment Amount from Purchaser's calculation of the Payment Amount plus (y) the interest on such difference for the Interest Period at the Federal Funds Rate.

                  (c) Resolution of Disputed Payment Amount. Seller and Purchaser agree that if they fail to reach agreement as to the calculation of the Payment Amount, the matter shall be referred to the accounting firm of KPMG LLP for settlement, and Purchaser and Seller agree to be bound by the determination of KPMG LLP with respect to any such matter referred to it for settlement. Purchaser and Seller agree to share equally the fees and charges of KPMG LLP for services rendered by it in resolving the disputed matters referred to it by the parties hereto.

         2.10 Apportionment.

                  (a) Items Requiring Apportionment. The following items and items listed on Schedule 9 hereto, shall be apportioned between the parties as of the Effective Time to the extent that the items listed below are an expense to Seller:

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                  (i) real estate taxes, water charges, sewer and vault charges, if any, on the basis of the fiscal period for which assessed, except that if there is a water meter for any Branch, apportionment at the Closing shall be based on the last available reading, subject to adjustment after the Closing when the next reading is available;

                  (ii) value of any heating fuel stored at any of the Branches, at the price then charged by Seller's supplier, including any taxes;

                  (iii) charges under transferable Contracts or permitted renewals or replacements thereof;

                  (iv) value of deposit insurance premiums prepaid that provides deposit insurance coverage after the Closing Date; and

                  (v) any other items listed in Schedule 9.

                  (b) Method for Apportioning Taxes. If the Closing shall occur during a new tax period but before a new tax rate is fixed, the apportionment of taxes on the Real Property at the Closing shall be upon the basis of the old tax rate for the preceding period applied to the latest assessed valuation. Promptly after the new tax rate is fixed, the apportionment of taxes shall be recomputed. If such recomputation indicates an overpayment or underpayment by either Purchaser or Seller due to the apportionment of taxes at the Closing, such overpayment or underpayment shall be promptly corrected and paid to the appropriate party, which obligations shall survive the Closing. Real estate tax refunds and credits received after the Closing Date which are attributable to the fiscal tax year (for tax assessment purposes) during which the Closing Date occurs shall be apportioned between Seller and Purchaser, after deducting the expenses of collection thereof, which obligation shall survive the Closing. Seller shall be entitled to any and all real estate tax refunds and credits received before or after the Closing Date which are attributable to a fiscal tax year (for tax assessment purposes) prior to the fiscal tax year (for tax assessment purposes) during which the Closing Date occurs. If as of the Closing Date, the Real Property or any part thereof shall be or shall have been affected by any special assessments on real property taxes which are or may become payable in installments, of which the first installment is then a charge or lien and has become payable, Seller shall pay or cause to be paid all installments which are due on or before the Closing Date, and all installments due and payable after the Closing Date shall be the responsibility of and shall be payable by Purchaser.

                  (c) Settlement of Apportionment. Before or on the Closing Date, a settlement or settlements of all such apportioned items, except for any taxes that may be subject to apportionment after the Closing Date in accordance with Section 2.10(b), shall be made by form of payment reasonably acceptable to the party entitled to receive such payment, which settlement shall include the repayment to Seller of any deposits or similar payments made by Seller in respect of transferred Assets or assumed Liabilities. The Closing Date shall be a date of expense to Seller.

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                                   ARTICLE III
                                    COVENANTS
                                   -----------

         3.1 Settlement Operations after Closing. Seller and Purchaser hereby agree that, for sixty (60) days after the Closing Date, or such longer period to which Purchaser and Seller may agree:

                  (a) Seller shall remit to Purchaser all payments received by Seller intended for deposit to accounts which are Deposits and all payments (properly endorsed without recourse) received by Seller on account of the Loans.

                  (b) Seller shall cooperate with Purchaser and take all reasonable steps required by Purchaser to ensure that, with respect to checks or drafts drawn against accounts which are Deposits, each such item which is coded for presentment to Seller or to any bank for the account of Seller is available for delivery to Purchaser's messenger at such time and place that the parties hereto shall agree for purposes of reconciling Purchaser's "midnight deadline" with respect to such item, as provided in sections 4-104(1)(h) and 4-202(2) of the Uniform Commercial Code, or any shorter period for determining when return of an item is no longer timely under any applicable clearing house rule or agreement, it being understood that Seller shall be under no obligation with respect to any such items after their delivery, if the items are timely delivered in the agreed upon manner. Purchaser and Seller hereby acknowledge that time is of the essence with respect to the foregoing.

                  (c) Seller shall remit to Purchaser electronic funds transfer deposits and deposits made through automated clearing house transactions made after the Effective Time with respect to accounts allocated to the Branches. Following the Closing, Seller and Purchaser shall cooperate to obtain all consents necessary to enable electronic funds transfer deposits and automated clearing house transactions with respect to the Deposits to be made directly to Purchaser.

                  (d) To the extent permitted by law and the applicable Deposit contracts, Purchaser agrees that it will honor all properly drawn checks, drafts, withdrawal orders and similar items drawn on the checks, drafts or withdrawal forms of Seller by Seller's depositors whose Deposits are assumed by Purchaser and which are timely presented to Purchaser by mail, or over its counters or through clearing houses, and, if applicable, to reimburse Seller in full should Seller make payment on any such check or draft. Purchaser further agrees that it will in all other respects discharge, in the ordinary course of business, the duties and the obligations of Seller with respect to balances due and owing to the depositors whose Deposits are assumed by Purchaser.

         3.2 Items in Transit. Purchaser shall obtain the benefit of all items relating to or originating from the Branches which are in transit as of the Effective Time and are handled in accordance with Seller's usual and customary practices and procedures. If any item relating to or originating from the Branches is in transit as of the Effective Time and is returned to Purchaser, Purchaser shall use its best efforts to collect such returned item and charge the same back to the applicable Deposit account; however, if the item to be charged back to the Deposit account to which it relates would result in a negative balance in such account, Purchaser shall not charge back such item but shall promptly return it to Seller, and Seller shall promptly reimburse Purchaser for the amount of any item so returned.

         3.3 Stop Payment Items. Purchaser agrees to honor all stop payment orders relating to the deposit accounts being assumed that have been initiated prior to the Closing Date and reflected in stop payment documents or computer records delivered to Purchaser on the Closing Date or immediately thereafter. In the event that Purchaser shall make any payment in violation of a stop payment order initiated prior to the Closing Date, but not reflected in stop payment documents or computer records delivered to Purchaser by Seller prior to such payment, Seller shall indemnify, hold harmless and defend Purchaser from and against all claims, losses and liabilities, including reasonable attorneys' fees and expenses, arising out of any such payment. However, if following receipt of appropriate stop payment order documentation, Purchaser makes any payment in violation of any such order, Purchaser shall be liable for such payment and shall indemnify, hold harmless and defend Seller from and against all claims, losses and liabilities, including reasonable attorneys' fees and expenses, arising out of such payment.

         3.4 Books and Records.

                  (a) Transfer of Books and Records. Seller shall transfer and deliver to Purchaser (i) on the Closing Date, all of the records of Seller pertaining to the Assets and the Liabilities located at the Branches and (ii) on the Closing Date, or as soon as practicable thereafter, all of the records of Seller in its possession that are reasonably capable of transfer pertaining to the Assets or the Liabilities. The records to be transferred hereunder shall include but are not limited to signature cards, Deposit agreements, credit agreements, notes and other Deposit or Loan records.

                  (b) Retention of Copies. Purchaser and Seller shall each make available for inspection by the other, for a period of six (6) years following the Closing Date, any books and records, or copies thereof, pertaining to the Liabilities assumed, Assets purchased and Loans assigned, and such other party may, at its own expense, make such copies of and excerpts from such books and records as it may deem desirable; provided, that nothing contained herein shall require either party to maintain such books and records longer than the period required by law, unless (i) any actual action has been brought against Seller prior to the end of the six year period, then Purchaser shall maintain such books and records until the action is disposed of without further appeal, or
(ii) the parties shall agree upon a longer period; provided further, that Purchaser and Seller shall not have a right of examination of any books, records or documentation or copies thereof pertaining to transactions which occur after the Closing Date; provided, however, that in the event that as of the end of such period, any tax year of either party is open to examination by any taxing authority, such books and records pertaining to the Assets purchased shall be maintained by the other party until a final disposition of the tax liability of such party for that year has been finally determined. Each party agrees to notify the other party upon written request of any open tax years at the end of such period.

         3.5 Data Processing.

                  (a) Tapes and Trial Balances. Within ten (10) days after the date hereof or as soon thereafter as is practicable, Seller shall provide Purchaser with a trial balance tape with corresponding paper trial balance as of February 28, 1999 and as of the date hereof with respect to each of the Deposits to be assumed by Purchaser. Beginning April 1, 1999, within ten (10) days after the end of each month thereafter, or as soon thereafter as is practicable, Seller shall provide Purchaser with a trial balance tape with corresponding paper trial balance with respect to each of the Deposits to be assumed by Purchaser as of the last day of each such month. In addition, Seller shall provide certain information and records relating to year 2000 testing regarding Seller's computer systems and other equipment at the Branches as soon as practicable after the date hereof.

                  (b) Transfer of Information. Purchaser and Seller shall cooperate with each other and any appropriate service bureau to cause the transfer, as of the Effective Time on the Closing Date, or as soon as practicable thereafter, of all information and records relating to the Deposits, Assets, Liabilities and Loans from Seller's computer system to Purchaser's computer system.

         3.6 Regulatory Approvals. Promptly following the date hereof, Purchaser shall apply to (a) the Office of Thrift Supervision for approval to establish FSB Interim Sub and for FSB Interim Sub to purchase the Assets and assume the Liabilities relating to the Branches; (b) the New York State Banking Department for approval to convert FSB Interim Sub into NY Interim Sub; and (c) the Office of the Comptroller of the Currency to merge NY Interim Sub with and into Purchaser, (d) if necessary, the Board of Governors of the Federal Reserve System to acquire FSB Interim Sub and NY Interim Sub and (e) any other applicable regulatory agency, and Purchaser shall use its commercially reasonable efforts to obtain such approvals. Purchaser and Seller shall cooperate with each other in the preparation of all applications required to be filed, with any other applicable regulatory agency and Purchaser and Seller shall further cooperate with each other to obtain the approval of, or to provide notice to, such regulatory agencies and all other regulatory or other approvals, consents and permissions necessary to consummate the transactions contemplated hereby. Seller shall provide to Purchaser or to the appropriate regulatory authorities all information required to be submitted by Seller in connection with obtaining such approval, or providing such notice to, such regulatory agencies. Purchaser and Seller shall provide one another with copies of all applications and amendments thereto submitted pursuant to this section 3.6; provided that any provisions in such application deemed to be confidential may be omitted from such copies. Seller agrees to approve, execute and deliver any other documents or materials, including any amendment to this Agreement that may be reasonably requested by Purchaser if a modification of the structure of the proposed transaction is reasonably deemed necessary or appropriate by Purchaser; provided, that any such modification does not adversely affect the economic benefit of the transaction to Seller, does not adversely affect the timing or delay the consummation of the proposed transaction in any material respect, or does not otherwise reduce the likelihood of the consummation of the transaction in any material respect.

         3.7 IRAs. Within such period prior to the Closing Date as is required by applicable law, regulation or contractual obligation, Seller shall, at Seller's cost and expense and in accordance with the applicable customer agreement, resign as trustee or custodian of each IRA for which it serves as trustee or custodian the assets of which consist solely of Deposits. Seller shall, at Purchaser's cost and expense, use its best efforts to cause by notice to each customer the appointment of Purchaser as successor trustee or custodian for each such IRA.

         3.8 Service and Maintenance Contracts. In connection with the transfer and assignment of the Contracts to Purchaser, Seller shall, to the extent permitted by the applicable Contracts, obtain all consents of third parties other than regulatory agencies necessary to consummate the transactions contemplated hereunder or to prevent a breach or default under any such Contracts. If Seller is unable to obtain a required consent under any Contract, Seller shall cooperate with Purchaser to obtain for Purchaser, at Purchaser's cost, the benefits under such Contract, including enforcement of any and all rights of Seller against the other party or parties thereto.

         3.9 Change of Name and Notice to Customers.

                  (a) Notification of Deposit Transfer. Promptly after regulatory approval has been granted, Seller shall, and Purchaser at its option may, notify all customers of the Branches of the transactions contemplated hereby; provided, that no such notice shall be given unless the other party shall consent to the text of such notice prior to its release, which consent shall not be unreasonably withheld; provided further, that Purchaser may not mail to customers any replacement checkbooks, passbooks or other similar materials sooner than ten (10) days prior to the Closing Date. Nothing contained herein shall prevent Seller from giving notice to customers prior to the time referenced in this section 3.9(a); provided, that no such notice shall be given unless Purchaser shall consent to the text of such notice prior to its release, which consent shall not be unreasonably withheld.

                  (b) Change of Name on Documents and Facilities. Purchaser shall take the following actions with respect to changing the name on the documents and facilities pertaining to the Branches:

                  (i) promptly after the Closing Date, change the name on all documents and facilities pertaining to the Branches to Purchaser's name;

                  (ii) within ten (10) business days after the Closing Date, notify all persons who are customers of the Branches on the Closing Date of such change of name and of the transactions consummated pursuant hereto;

                  (iii) within thirty (30) days after the Closing Date, use reasonable efforts to cause all checkbooks to be reissued in Purchaser's name;

                  (iv) within ten (10) business days after the Closing Date, use reasonable efforts to cause all passbooks and other materials to be reissued in Purchaser's name; and

                  (v) from and after the Effective Time on the Closing Date, issue all monthly statements to depositors as may be required by the applicable Deposit contracts in accordance with Purchaser's usual and customary practices.

In order to assist Purchaser in undertaking its obligations hereunder, Seller agrees that on the Closing Date, it will provide Purchaser with a list of the customers of the Branches as of the close of business on the business day immediately prior to the Closing Date, together with a tape containing such customer list.

         Except as otherwise specifically provided for herein, nothing in this section shall require Purchaser to undertake to reissue evidences of deposits or rewrite other documents assumed by or assigned to Purchaser on the Closing Date except in the ordinary course of business.

         3.10 Taxes.

                  (a) All sales, transfer, use and similar taxes on Personal Property which are payable or arise as a result of this Agreement or the consummation of the transactions contemplated by this Agreement shall be paid by Purchaser and collected by Seller, whether or not such taxes are imposed, under applicable law, upon Purchaser or Seller. Purchaser shall indemnify and hold harmless Seller from and against any such taxes due, including those arising upon subsequent audit by a taxing authority, including interest and penalties.

                  (b) The New York State Real Property Transfer Taxes, if any, in connection with the transfer of the Real Property to Purchaser at the Closing will be paid by Purchaser. Purchaser shall indemnify and hold harmless Seller from and against any such taxes due, including those arising upon subsequent audit by a taxing authority, including interest and penalties. The provision of this section 3.10(b) shall survive the consummation of the transactions contemplated by this Agreement for the applicable statute of limitations period.

                  (c) Purchaser shall pay all recording fees for any documents of transfer.

                  (d) For federal income tax reporting purposes, Seller will report all interest accrued and paid with respect to all Deposits up to the Effective Time on the Closing Date. Purchaser will report all interest accrued and paid with respect to all Deposits from the Effective Time on the Closing Date forward.

                  (e) Except as otherwise provided in this Agreement, Purchaser shall, as of the Effective Time on the Closing Date and in accordance with section 3.1(d) hereof, assume all applicable tax withholding requirements relating to the Deposits under the Code, and any other applicable laws and regulations.

                  (f) Purchaser shall be responsible for preparing all forms relating to city and state transfer tax in connection with the transactions contemplated by this Agreement. Both prior and subsequent to the Closing Date, Seller shall provide, and shall cause each of its agents to provide, Purchaser with such assistance and documents, as may be reasonably requested by Purchaser in connection with the preparation, completion, execution and filing of any tax return or report, or the preparation for any audit or other proceeding relating to determining the liability for sales tax, transfer tax, transfer gains tax, recording tax, income tax or other tax in connection with the transactions contemplated by this Agreement or related to the Branches.

         3.11 Bulk Sales Transfer. Purchaser and Seller waive compliance by Purchaser and Seller with any bulk transfer law or regulation applicable to the transactions contemplated by this Agreement. Any liability that may result with respect to any bulk transfer law or regulation applicable to the transactions contemplated by this Agreement will be the liability of Seller. Seller shall indemnify Purchaser for Purchaser's or Seller's failure to comply with such bulk transfer laws and regulations.

         3.12 Employees and Employee Benefits.

                  (a) Employees. Purchaser shall offer employment, effective immediately after the close of business on the Closing Date, to all employees of Seller employed at the Branches on the Closing Date (the "Continuing Employees") other than those employees Seller intends to terminate simultaneously with the closing of the proposed transaction (the "Excluded Employees"), provided that such Continuing Employees reasonably meet Purchaser's employment criteria. Such employment offers, if extended, shall be at the Continuing Employees' current salaries with Seller. The Continuing Employees accepting such offers and commencing employment with Purchaser at the Effective Time are herein referred to as the "Transferred Employees." The employees of the Seller employed at the Branches on the date hereof are listed on Schedule 10.

                  (b) Employee Benefit Plans. Purchaser shall give credit for all service with or previously recognized by Seller or any affiliate or any predecessor under any of their pension, 401(k), employee stock ownership or other retirement plans, to each Transferred Employee who becomes an employee of Purchaser immediately after the close of business on the Closing Date, for purposes of eligibility and vesting (but not for benefit accrual purposes) under any pension, 401(k), employee stock ownership or other retirement plans of Purchaser or any affiliate that covers the Transferred Employees immediately after the close of business on the Closing Date. For each plan of Purchaser or any affiliate which is a life, health or long-term disability insurance plan:
(a) such plan shall not apply any preexisting condition limitations to Transferred Employees for conditions covered under the applicable life, health or long-term disability insurance plans maintained by Seller or any affiliate immediately after the close of business on the Closing Date, except to the extent any pre-existing condition limitations applied to such Transferred Employees under Seller's and its affiliates' corresponding plans prior to the Effective Time to deny, limit or modify coverage or eligibility for benefits,
(b) each such plan which is a health insurance plan shall, for the relevant plan year that includes the

Effective Time, credit any deductible and co-payment or out of pocket expenses incurred during the corresponding period by or with respect to any Transferred Employee under the applicable health insurance plans maintained by Seller or any affiliate as of the Effective Time, and (c) each such plan which is a life or long-term disability insurance plan shall waive any medical certification otherwise required in order to assure the continuation of coverage to Transferred Employees who were covered under Seller's corresponding plans immediately prior to the Effective Time. Each Transferred Employee shall receive credit for service with Purchaser or any affiliate or predecessor of Seller for purposes of Purchaser's vacation plans or policies.

                  (c) Solicitation of Employees. For the period commencing on the Closing Date and ending on the second anniversary of the Closing Date, Seller shall not solicit any Transferred Employee who is then employed by Purchaser or any of its affiliate as listed on Schedule 11, except as otherwise may be approved by Purchaser in writing. Nothing herein shall prevent Seller from advertising generally any employment opportunities or from hiring any persons who were officers or employees of the Branches on the Closing Date who respond to such general advertising.

                  (d) Termination of Employment. Purchaser agrees that, in the event a Continuing Employee does not meet Purchaser's employment criteria and thus is not offered employment, or a Transferred Employee's employment by Purchaser or its affiliates is terminated by Purchaser and its affiliates without cause (as reasonably determined by Purchaser) within six months after the Closing Date, Purchaser shall provide such Continuing Employee or Transferred Employee with severance benefits equal to the greater of the benefits provided under Seller's severance plan as in effect as of the date of this Agreement, if such Continuing Employee or Transferred Employee was entitled to receive benefits under such plan, or the benefits under Purchaser's severance plan as in effect as of the date of this Agreement, as determined by Seller.

                  (e) Training of Transferred Employees. Seller shall allow Purchaser and its authorized representatives to have reasonable access to the Continuing Employees commencing after the submission of all applications required to be filed with all applicable regulatory agencies for approval of the transactions contemplated hereby for training or other appropriate purposes, provided that such access shall not interfere with the normal conduct of the business of the Branches.

         3.13 Installation of Equipment. (a) During the period of time beginning sixty (60) days in advance of the Closing Date, and continuing to the Effective Time on the Closing Date, Seller shall provide Purchaser and its authorized agents and representatives reasonable access during normal business hours and on weekends and holidays to the Branches for the purpose of installing necessary wiring and equipment to be utilized by Purchaser after the Effective Time; that:

                  (i) reasonable advance notice of each entry shall be given to Seller, and Seller approves of each entry;

                  (ii) Seller shall have the right to have its employees or contractors present to inspect the work being done;

                  (iii) to the extent practicable, such work shall be done in a manner that will not interfere with Seller's business conducted at the Branches;

                  (iv) all such work shall be done in compliance with all applicable laws and government regulations, and Purchaser shall be responsible for the procurement, at Purchaser's expense, of all required governmental or administrative permits and approvals;

                  (v) Purchaser shall maintain appropriate insurance satisfactory to Seller in connection with any work done by Purchaser's agents and representatives pursuant to this section 3.13; and

                  (vi) Purchaser shall reimburse Seller for any material out-of-pocket costs or expenses incurred by Seller in connection with this undertaking.

Ten (10) days prior to the Closing Date, Purchaser shall be given full and complete access to the Branches to evaluate the physical condition of the Real Property, the real property on which the Leased Branch is located and the Personal Property.

                  (b) In the event this Agreement is terminated in accordance with Article IX hereof, Purchaser, within a reasonable time period and at its sole cost and expense, will restore the Branches to their condition prior to the commencement of any such installation.

         3.14 Right of Inspection of Branches.

                  (a) During the period (the "Due Diligence Period") commencing on the date hereof and ending at 5:00 p.m. Eastern Time on the 30th day following the date hereof, Purchaser shall have the right to have the Real Property inspected during reasonable hours, after reasonable notice to Seller, and to obtain the following inspection reports with respect to the Real Property, at Purchaser's sole cost and expense:

                  (i) An inspection and report (the "Environmental Report") from a licensed environmental inspection laboratory or a licensed engineer (the "Inspection Company") with respect to the presence or absence of hazardous or toxic substances or conditions at the Real Property including, without limitation, asbestos, polychlorinated biphenyls, petroleum products and those hazardous substances defined in the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C.ss.9601 et seq. and all amendments thereto, including, without limitation, the Superfund Amendments and Reauthorization Act, 42 U.S.C.ss. 9601 et seq., and the rules and regulations promulgated thereunder; New York State Environmental Liability Review Act, New York Environmental Conservation Law (ECL)ss.ss.8-0101 et seq.; and the New York State Water Pollution Control Act, ECLss.ss.17-0101 et seq., (collectively, "Hazardous Substances") , on the Real Property; and

                  (ii) An inspection and report (the "Engineering Report") from a licensed engineer and other appropriate professionals (collectively, the "Engineer") with respect to the structural and physical condition of the Real Property, all mechanical systems and utilities servicing the Real Property, curtain walls, roofs, wells, septic and drainage systems, and compliance with the Americans with Disabilities Act (collectively, "Building Conditions").

                  (b) Purchaser shall cause copies of the Environmental Report and Engineering Report (collectively, the "Reports") to be delivered to Seller prior to the expiration of the Due Diligence Period. Purchaser may elect to cancel this contract, by written notice (the "Termination Notice") to Seller, delivered on or before the last day of the Due Diligence Period, and neither party shall have any further liability or obligation under this Agreement, if
(i) the Environmental Report states that there are Hazardous Substances on the Real Property, or (ii) the Engineering Report states that there are material structural defects in the Building Conditions (a "Defective Condition") and, in the best professional judgment of the Inspection Company or the Engineer, as the case may be, the abatement of all Hazardous Substances and the cure of all Defective Conditions will cost in excess of $500,000 to correct.

                  (c) Seller shall have thirty days from receipt of the Reports to abate the Hazardous Substances or to cure the Defective Condition or Seller can convey the Real Property with a credit against the Real Property Amount up to a maximum amount of $500,000; provided that Seller shall not be required to abate any Hazardous Substances or cure any Defective Condition or rebate the Real Property Amount for same, if the cost of such abatement or remedies in total would be less than $100,000, as determined by the Inspection Company or Engineer, as the case may be.

                  (d) During the Due Diligence Period, Seller agrees to cooperate in all reasonable respects with Purchaser and agrees to make available to Purchaser and its agents all of the books, files and records relating to the Real Property which are in the possession or under the control of Seller.

                  (e) Purchaser hereby indemnifies and agrees to defend and hold Seller harmless from all loss, cost (including, without limitation, reasonable attorneys' fees), claim or damage caused by the inspection of the Real Property by Purchaser, its agents, consultants or representatives.

                  (f) TIME SHALL BE OF THE ESSENCE WITH RESPECT TO PURCHASER'S ACTIONS PURSUANT TO THIS SECTION 3.14. In the event Purchaser shall (i) fail to have the Real Property inspected prior to the expiration of the Due Diligence Period, (ii) fail to deliver a copy of the Reports to Seller prior to the expiration of the Due Diligence Period or (iii) fail to give the Termination Notice prior to the expiration of the Due Diligence Period, Purchaser shall be deemed to have waived the right to cancel this contract as provided in (b) above.

         3.15 Bank Premises. Purchaser shall be entitled to possession of the Branches upon and after the Effective Time. Seller agrees to coordinate with Purchaser to have its signs, logos, and related matter removed from the Branches as soon as possible following the Closing at Purchaser's expense, provided that Purchaser shall not be obligated to incur in excess of $25,000 to remove such signs. Upon the Closing, Seller agrees to remove all of its personal property not being transferred hereunder, including but not limited to stationery, forms, labels, shipping materials, brochures and advertising materials.

         3.16 Safe Deposit Business. On the Closing Date, Seller shall deliver to Purchaser all contents held in safekeeping for the safe deposit customers of Seller, together with all records in whatever form maintained by Seller relating thereto.

         3.17 Actions Prior to Closing. Between the date hereof and the Effective Time, Seller shall conduct its business at the Branches in the ordinary course and in substantially the same manner as such business is now being conducted. Specifically, Seller shall maintain its books, accounts and records pertaining to the Branches in the usual manner, maintain all of the Branches in customary repair, order and condition, reasonable wear and tear and damage by fire or other unavoidable casualty excepted. Prior to the Effective Time, Seller shall not, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld:

                  (a) cause or permit any transaction, or incur or sustain any obligation in excess of $20,000, relating to or affecting the Branches, except such transactions or obligations as may occur in the ordinary course of business;

                  (b) cause or permit the transfer of any Personal Property from the Branches to Seller's other operations or branch banking offices, or to the Branches from Seller's other operations or branch banking offices, other than such transfers that may occur in the ordinary course of business;

                  (c) transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding to transfer, assign, encumber or otherwise dispose of or affect any of the Assets, except as may occur in the ordinary course of business;

                  (d) enter into any agreement or commitment with respect to the Branches for the purchase or lease of any furniture, furnishings, equipment or other items of Personal Property in excess of $20,000 (except for supplies and replacements in the ordinary course of business); provided, that Seller may enter into any such contract, agreement or understanding which, by its terms, will be of no force or effect at and after the Effective Time;

                  (e) hire any new employees for the Branches except to fill vacancies that occur between the date of this Agreement and the Closing Date, or increase or agree to increase the salary, remuneration or other compensation of employees employed at the Branches, other than in accordance with Seller's customary salary increase policies, or pay or agree to pay any uncommitted bonus to any such persons other than regular bonuses based on Seller's customary policies;

                  (f) enter into any collective bargaining agreement or employment agreement affecting any officers or employees at the Branches;

                  (g) post at the Branches any job openings at any of Seller's facilities other than the Branches, or transfer officers or employees to or from the Branches, except transfers which were scheduled by Seller in the ordinary course of Seller's business prior to the date hereof and which have been disclosed to Purchaser and except for transfers among the Branches; provided, that nothing contained herein shall prevent Seller from posting at Seller's facilities other than the Branches any job opening at the Branches, or transferring officers or employees to or from the Branches on a temporary basis if Purchaser shall be reasonably notified in advance of such transfers; and provided further, that all such temporary transfers, if not sooner terminated, shall terminate at the opening of business on the Closing Date, unless Purchaser and Seller agree otherwise;

                  (h) cause the transfer from the Branches of any deposits attributed to such Branches, or any transfer to the Branches of any deposits other than those to be assumed in the transaction, except upon the unsolicited request of a depositor in the ordinary course of business;

                  (i) effect any changes to the terms of any Deposit or deposit account, including the interest rate applicable thereto, except for changes in the ordinary course of business, or open any new type of deposit account at the Branches other than deposit accounts which are uniformly available at Seller's other branch banking offices;

                  (j) undertake any new solicitation of jumbo certificates of deposit or other deposits at the Branches having a rate of interest that is higher than the prevailing at Seller's other branch banking offices; or

                  (k) agree to do any of the foregoing.

         3.18 Insurance. Between the date of this Agreement and the Effective Time, Seller shall maintain in full force and effect all insurance policies required to be maintained by Seller with regard to the Branches as listed on
Schedule 12 attached hereto.

         3.19 Casualty to the Real Property. The provisions of Section 5-1311 of the General Obligations Law shall not apply to the sale and purchase provided for in this Agreement. If a casualty shall occur to the Real Property prior to the Effective Time, then:

                  (a) Seller shall not repair or restore the Real Property prior to Closing, except any repair or restoration required to be performed prior to Closing by law or by necessity in the reasonable judgment of Seller, for the preservation or safety of the Real Property or the safety of tenants, customers, visitors or other persons;

                  (b) Neither Seller nor Purchaser shall have the right to cancel this Agreement;

                  (c) Unless Seller repairs the Real Property pursuant to the provisions of Section 3.19(a) so that it is restored to its condition prior to such casualty, the Real Property Amount shall be reduced by an amount equal to the lesser of (i) the deductible under Seller's insurance policy covering the Real Property and (ii) the cost to repair the Real Property to its condition prior to the casualty; and

                  (d) Unless Seller repairs the Real Property pursuant to the provisions of Section 3.19(a) so that it is restored to its condition prior to such casualty, so long as the limit of Seller's insurance policy with respect to a casualty at the Real Property exceeds the cost to repair the Real Property after the casualty, Purchaser shall complete the purchase in accordance with this Agreement, without reduction in the Real Property Amount other than as set forth in Section 3.19(c) or claim against Seller, but with the right to receive at Closing any proceeds of Seller's insurance (together with any interest paid to Seller thereon) covering the Real Property (including, but not limited to, business interruption insurance, if any, apportioned in a manner consistent with section 2.10 of this Agreement) attributable to such casualty after deducting any expenses actually incurred by Seller in attempting to collect such proceeds and any sums paid or incurred by Seller for repair or restoration, together with an assignment to Purchaser, without recourse to Seller, of any uncollected proceeds, which assignment shall be delivered by Seller at Closing. If the limit of Seller's insurance policy with respect to a casualty at the Premises is less than the cost to repair the Real Property after the casualty, then in addition to Purchaser's right to receive proceeds of Seller's insurance and an assignment of any uncollected proceeds, Purchaser shall be entitled to a reduction in the Real Property Amount (in addition to the amount set forth in Section 3.19(c)(i)) in an amount equal to the difference between the cost to repair the Real Property to its condition prior to the casualty and the limit of such insurance policy. Seller shall reasonably cooperate with Purchaser to allow Purchaser to collect any available insurance proceeds.

         3.20 Real Property Condemnation. If a taking by eminent domain shall occur to the Real Property prior to the Effective Time, then:

                  (a) Neither Seller nor Purchaser shall have the right to cancel this Agreement; and

                  (b) Purchaser shall complete the purchase in accordance with this Agreement, without reduction in the Real Property Amount or claim against Seller, but with the right to receive at Closing all damages awarded for the taking under the power of eminent domain and Seller shall assign at Closing all of its rights to any such damage awards. Seller shall reasonably cooperate with Purchaser to collect any available insurance proceeds.

         3.21 Casualty or Condemnation to Leased Branch. If a casualty or taking by eminent domain shall occur to the Leased Branch prior to the Effective Time then:

                  (a) Neither Seller nor Purchaser shall have the right to cancel this Agreement; and

                  (b) Purchaser shall complete the purchase in accordance with this Agreement, without reduction in the Purchaser Payment Amount or claim against Seller, but with the right to pursue all the rights of a tenant under the Lease, which shall be assigned to Purchaser at the Closing or under a sublease, as contemplated by section 2.3(d).

         3.22 Casualty or Condemnation After the Closing. After the Effective Time, if all or any part of the Real Property or the Leased Branch is damaged or destroyed without fault of Seller or is taken by eminent domain, Purchaser shall not be relieved of the obligation to pay the consideration set forth in section 2.6, but nothing herein contained shall be deemed to deprive Purchaser of any right to recover damages against Seller for any breach of contract by Seller prior to the destruction or taking.

         3.23 Responsibility for Violations. All notes or notices of violations of law or governmental ordinances, orders or requirements which are noted or issued prior to the date of this Agreement by any governmental department, agency or bureau having jurisdiction as to conditions affecting (a) the Real Property and (b) the Leased Branch if such violations are caused by Seller and are not the responsibility of the landlord under the Lease ("Violations"), and all liens which have attached to the Real Property and the Leased Branch on or prior to the date of this Agreement pursuant to any such law, ordinance, order or requirement, if applicable, shall be removed or complied with by Seller, provided, that Seller shall not be obligated to incur any expense in excess of $500,000 in the aggregate to cure such Violations. If such removal or compliance has not been completed prior to the Closing, Purchaser may elect to terminate the Agreement and the parties shall thereupon be relieved of all further obligations and liabilities other than arising under Section 10.1. If Purchaser elects not to accept an assignment of the Lease as a result of Seller's failure to comply with the foregoing with respect to the Leased Branch, the Assets and Liabilities related to the Leased Branch, nevertheless, shall be transferred in accordance with the terms of this Agreement, except that there would be no obligation of Purchaser to assume the Lease or any improvements related to the Leased Branch.

         Seller shall, upon the written request of Purchaser, promptly furnish to Purchaser written authorizations to make any necessary searches for the purposes of determining whether notes or notices of violations have been noted or issued with respect to the Real Property and the Leased Branch or liens have attached thereto.

         3.24 Cooperation and Further Assurances. Seller and Purchaser shall cooperate with each other and use their respective commercially reasonable efforts to complete the transactions contemplated herein, and each shall take all reasonable actions necessary to accomplish such transactions, including but not limited to the provision of any required notices to depositors in respect of the Deposits and the handling of items in transit and any other transition matters not otherwise covered by this Agreement. After the Effective Time on the Closing Date, Seller and Purchaser shall continue to provide reasonable assistance to each other to effectuate an orderly transfer to Purchaser of the Deposits, Assets and Liabilities, and in so assisting one another, shall at any reasonable time and from time to time upon the request of the other execute and deliver such further documents, certificates, assignments, receipts, endorsements and instruments of transfer as Purchaser or Seller (as the case may be) may reasonably require to complete the transactions contemplated hereby.

                                   ARTICLE IV
                             COVENANT NOT TO COMPETE
                             -----------------------

         4.1 Solicitation of Accounts. For a period of twenty-four (24) months following the Closing Date, Seller shall not undertake any advertising targeted or directed solely to customers residing within a 25 mile radius of any of the Branches. In addition, during such twenty-four (24) month period, Seller shall not directly solicit deposits, loans or other banking business from persons who are depositors or business customers of any Branch as of the Effective Time.

         4.2 Establishment of a Branch or Office. Seller shall not, for a period of twenty-four (24) months following the Closing Date, apply to establish, or establish or operate any office, branch, mobile banking office or automated teller machine for the purpose of conducting a banking business within a radius of 25 miles from the Branch.

         4.3 Exceptions. The provisions of sections 4.1 and 4.2 hereof shall not preclude Seller from: (i) advertising in media of general circulation or publication within a 25 mile radius of any of the Branches, provided that the advertising is not targeted or directed solely to that area; (ii) soliciting deposits, loans or other banking business as a result of any lending or deposit relationship existing at the Effective Time and domiciled at any of Seller's branch offices other than the Branches; (iii) soliciting loans as a result of any lending relationship domiciled at the Branches as of the Effective Time;
(iv) soliciting loans based on referrals made through Seller's broker loan program as described in Astoria Financial Corporation's most recent Form 10-K filed with the Securities and Exchange Commission, provided that Seller does not use any customer list from any of the Branches in connection with such solicitation, (v) soliciting sales of mutual fund, credit card or insurance products on behalf of certain third-party vendors from mutual fund, credit card or insurance customers existing as of the Effective Time who remain customers of such vendors in accordance with the terms and conditions of agreements between Seller and such third-party vendors that provide these products or services, provided that Seller will not participate in such solicitations with respect to mutual fund and insurance products after September 24, 1999, the expiration date of the agreements with the applicable third-party vendors, (vi) allowing customers of Seller to utilize automated teller machines that are not part of networks owned and operated entirely by Seller; or (vii) offering to any deposit customers of the Branches the right to subscribe for and/or purchase any equity securities of Seller. If at any time during the twenty-four (24) month period provided for in section 4.1, Seller should merge with, acquire or be acquired by another entity, the provisions of section 4.1 shall not preclude the surviving entity of such merger or acquisition from continuing to operate any office, branch or automated teller machine operated by a constituent entity of such survivor prior to such merger or acquisition.

         4.4 Enforcement and Remedies. Without limiting the remedies otherwise available at law or in equity, breach of any provision of this Article IV shall entitle Purchaser to seek and maintain from a court of competent jurisdiction an injunction against such breach.

                                   ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF SELLER
                    ----------------------------------------

         In order to induce Purchaser to enter into this Agreement, Seller hereby represents and warrants as follows:

         5.1 Corporate Organization. Seller is duly organized, validly existing and in good standing as a stock savings association organized under the laws of the United States; it has all requisite corporate power and authority, and all necessary authorizations, approvals and orders of and from all governmental regulatory officials and bodies, to own and operate its properties and to conduct its business as a savings association in the manner in which it is presently being conducted.

         5.2 Authorization. Seller has all requisite corporate power and authority and all necessary authorizations, approvals and orders of and from all governmental regulatory officials and bodies, to execute and deliver this Agreement and to carry out all of the transactions contemplated by this Agreement other than those regulatory approvals required in connection with such transactions which have been or will be applied for. The execution and delivery of this Agreement, and each of the documents and instruments contemplated hereby and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate action to be taken on the part of Seller; and, upon execution and delivery, this Agreement and, subject to the receipt of any required regulatory approvals, each of such other documents and instruments, will constitute valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as rights to indemnity and contribution thereunder may be limited under applicable law, and subject to the qualifications that (i) enforcement thereof may be limited by bankruptcy, insolvency, receivership, reorganization, liquidation, voidable preference, moratorium or other laws (including the laws of fraudulent conveyance and transfer) or judicial decisions affecting the enforcement of creditors' rights against debtors generally or the rights of depositors against federally chartered savings associations and (ii) the enforceability of Seller's obligations thereunder is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and to the effect of certain laws and judicial decisions upon the availability and enforceability of certain remedies, including the remedies of specific performance and self-help.

         5.3 Approvals to Operate Branches. All certificates, permits, licenses, approvals and other authorizations necessary or appropriate to permit Seller's occupancy of the Real Property and the Leased Branch for use as a branch banking office and to permit the use of all signs presently located on the Real Property and the Leased Branch (collectively, "Approvals") have been duly issued and are in full force and effect. Seller has received no communication from any governmental authority with respect to the proposed or actual revocation or termination of any of the Approvals, and Seller has no knowledge of any facts which would form the basis for any such revocation or termination.

         5.4 Title to Assets. Seller is the lawful owner of, and has good and marketable title to the Assets to be conveyed hereunder, except for the Real Property, which Seller has good and insurable title to be conveyed hereunder, free and clear of all encumbrances except the Permitted Exceptions and as specified herein. There is no condemnation or similar proceedings pending or to Seller's knowledge threatened which would preclude or impair the use of the Branches as presently being used in the conduct of Seller's business. Seller has no knowledge of any proposed assessment against the Branches for public improvements. To Seller's knowledge, Seller's current use for each of the Branches is in compliance in all material respects with all laws, ordinance, rules and regulations, including but not limited to, laws relating to zoning, land division, building, fire or health and safety, of any government or any agency or any body or subdivision thereof, bearing upon the ownership or use of the Branches.

         5.5 Condition of Property. To Seller's knowledge, each piece of Real Property is being operated in accordance with all applicable rules, laws and regulations and is serviced by all necessary utilities. Except as set forth in
Schedule 13, the Lease is valid and effective in accordance with its terms and, there is not any material existing default by Seller or, to Seller's knowledge, any event under the Lease which, with the giving of notice or lapse of time or otherwise would constitute a default, except as otherwise disclosed in writing to Purchaser prior to the date hereof. To Seller's knowledge, any Personal Property leased by Seller is free from any adverse claims which would materially interfere with the business or operation of the Branches. Schedule 12 sets forth a complete list of all insurance policies of Seller in effect with respect to the Branches. All premiums due and payable under such insurance policies are fully paid and of Seller's knowledge all such insurance policies are in full force and effect.

         5.6 Litigation. There are no pending or, to Seller's knowledge, threatened actions, suits or proceedings, before any court, governmental agency, arbitrator or instrumentality which purport to affect the legality, validity or enforceability of this Agreement or which could materially adversely affect the Deposits, the Contracts, the Assets or the Liabilities or the ability of Seller to perform its obligations under this Agreement, which in any manner questions the validity of this Agreement or which could serve as a basis for disapproval of the transactions contemplated hereby by any regulatory authority.

         5.7 Non-Contravention. Subject to obtaining of all applicable regulatory approvals, consents and waivers, the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated under this Agreement will not, constitute (i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Seller or to which Seller (or any of its respective properties) is subject, or enable any person to enjoin the transactions contemplated hereby, (ii) a breach or violation of, or a default under, the charter or bylaws of Seller or

(iii) a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Seller under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Seller is a party, or to which any of its respective properties or assets may be bound or affected, other than any such violation which would not have a material adverse effect on the condition, financial or otherwise, or in the results of operations or business affairs of Seller or of the Branches and the Assets, considered as a whole, to be conveyed hereunder ("Material Adverse Effect"), whether or not arising in the ordinary course of business.

         5.8 Consents and Approvals. No consent, waiver, approval or other authorization of, or registration, declaration or filing with, any court, governmental agency or commission is required for the valid execution and delivery by Seller of this Agreement, or for the validity or enforceability of this Agreement against Seller or for the payment of any amounts by Seller hereunder, other than those which have been or will be applied for on or after the date hereof and prior to the Closing Date.

         5.9 Agents or Brokers. Seller has not retained or otherwise engaged any agent, broker, finder or any other person for any fee or commission, or otherwise agree to pay such person, for or on account of this Agreement or the transactions contemplated hereby, other than Merrill Lynch & Co., the fee of which, if any, will be paid by Seller.

         5.10 Deposits. The deposit accounts of Seller are insured under the Savings Association Insurance Fund and the Bank Insurance Fund of the FDIC up to applicable limits and no action is pending or, to the knowledge of Seller, threatened, with respect to the termination of such insurance.

         5.11 Books and Records. The books and records of Seller pertaining to the Branches fairly reflect the information regarding the Assets and the Deposits necessary for Purchaser to carry on the business of the Branches upon the Closing of the transaction. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal requirements.

         5.12 Contracts. Seller has delivered to Purchaser complete and correct copies of the Contracts on the date hereof being transferred pursuant hereto at the Effective Time. All such Contracts are valid and subsisting and, to Seller's knowledge, there does not exist any default or any event or condition which, after notice or lapse of time or otherwise, would constitute a default under any such Contracts by any party thereto, except to the extent any such invalidity or default would not have a Material Adverse Effect.

         5.13 Certain Labor Matters. Seller is not a party to any employment agreement, severance or similar agreement with any of the Transferred Employees, except for the existence of Seller's severance plan and employee benefit plans of general application. There are no labor controversies pending with any of the employees at the Branches which would have a Material Adverse Effect, and to Seller's knowledge, no group, organization or union has attempted to organize any of the employees.

         5.14 Loans. Each Loan being purchased by Purchaser is a valid loan in material conformity with applicable laws and regulations; its principal balance as shown on Seller's books and records is true and correct as of the last date shown thereon; to Seller's knowledge all purported signatures on any document by Seller in connection with such Loan are genuine, and Seller has custody of all documents or microfilm records related to such Loan. Each Loan is evidenced by a notice, agreement or other evidences of indebtedness which is true, genuine or what it purports to be, is not subject to any defense, offset or counterclaims known to Seller and is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors rights and to general equity principles, except to the extent the failure of any of the foregoing with respect to any Loan or Loans would not have a Material Adverse Effect.

         5.15 Disclaimer. All transfers to Purchaser of Deposits are subject to the individual depositors' continuing rights to withdraw, and Seller makes no representation or warranty to Purchaser concerning the continuing maintenance of such Deposits, or concerning the creditworthiness of any customers of the Branches.

                                   ARTICLE VI
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER
                   -------------------------------------------

         In order to induce Seller to enter into this Agreement, Purchaser hereby represents and warrants as follows:

         6.1 Corporate Organization. Purchaser is duly organized, validly existing and in good standing as a national banking association organized under the laws of the United States; it has all requisite corporate power and authority and all necessary authorizations, approvals and orders of and from all governmental regulatory officials and bodies to own and operate its properties and to conduct its business as a national banking association in the manner in which it is presently being conducted.

         6.2 Authorization. Purchaser has all requisite corporate power and authority, and all necessary authorizations, approvals and orders of and from all governmental regulatory officials and bodies to execute and deliver this Agreement and to carry out all of the transactions contemplated by this Agreement other than those regulatory approvals required in connection with such transactions which have been or will be applied for. The execution and delivery of this Agreement and each of the documents and instruments contemplated hereby and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate action to be taken on the part of Purchaser; and, upon execution and delivery, this Agreement and, subject to receipt of any required regulatory approvals, each of such other documents and instruments will constitute valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, except as rights to indemnity and contribution thereunder may be limited under applicable law, and subject to the qualifications that (i) enforcement thereof may be limited by bankruptcy, insolvency, receivership, reorganization, liquidation, voidable preference, moratorium or other laws (including the laws of fraudulent conveyance and transfer) or judicial decisions affecting the enforcement of creditors' rights against debtors generally and the rights of depositors against national banking association and (ii) the enforceability of Purchaser's obligations thereunder is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and to the effect of certain laws and judicial decisions upon the availability and enforceability of certain remedies, including the remedies of specific performance and self-help.

         6.3 Litigation. There are no pending or, to Purchaser's knowledge, threatened actions, suits or proceedings before any court, governmental agency, arbitrator or instrumentality which purport to affect the legality, validity or enforceability of this Agreement, or which could materially adversely affect the ability of Purchaser to perform its obligations under this Agreement, which in any manner questions the validity of this Agreement or which could serve as a basis for disapproval of the transactions contemplated hereby by any regulatory authority.

         6.4 Non-Contravention. Subject to obtaining of all applicable regulatory approvals, consents and waivers, the execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated under this Agreement will not, constitute (i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Purchaser or to which Purchaser (or any of its respective properties) is subject, or enable any person to enjoin the transactions contemplated hereby, (ii) a breach or violation of, or a default under, the charter or bylaws of Purchaser or (iii) a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Purchaser under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Purchaser is a party, or to which any of its respective properties or assets may be bound or affected, other than any such violation which would not have a material adverse effect on the condition, financial or otherwise, or in the earnings or business affairs of Purchaser, whether or not arising in the ordinary course of business.

         6.5 Consents and Approvals. No consent, waiver, approval or other authorization of, or registration, declaration or filing with, any court, governmental agency or commission is required for the valid execution and delivery by Purchaser of this Agreement, or for the validity or enforceability of this Agreement against Purchaser or for the payment of any amounts by Purchaser hereunder, other than those which have been or will be applied for on or after the date hereof and prior to the Closing Date, as set forth in Section
3.6. As of the date hereof, Purchaser knows of no reason why the consents, waivers or approvals of government authorities referred to in this section 3.6 that are required to be obtained should not be obtained without the imposition of any material, non-standard conditions or restrictions.

         6.6 Agents or Brokers. Purchaser has not retained or otherwise engaged any agent, broker, finder or any other person for any fee or commission, or otherwise agree to pay such person, or on account of this Agreement or the transactions contemplated hereby.

         6.7 Deposits. The deposit accounts of Purchaser are insured under the Bank Insurance Fund of the FDIC up to applicable limits and no action is pending or, to the knowledge of Purchaser, threatened, with respect to the termination of such insurance.

         6.8 Absence of Inducements. In entering into this Agreement, Purchaser has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Seller or any agent, employee or other representative of Seller or by any broker or any other person representing or purporting to represent Seller, which are not expressly set forth in this Agreement, whether or not any such representations, warranties or statements were made in writing or orally.

         6.9 Inspection of Real Property. Purchaser has, or prior to the Closing will have, inspected the Real Property, is or will be fully familiar with the physical condition and state of repair thereof, and, other than as set forth in Sections 2.3, 3.14, 3.19 and 3.23 and Article VII, shall accept the Real Property "as is" and in their present condition, subject to reasonable use, wear, tear and natural deterioration between now and the Closing Date without any reduction in the Real Property Amount for any change in such condition by reason thereof subsequent to the date of this Agreement.

                                  ARTICLE VII
                              CONDITIONS TO CLOSING
                              ---------------------

         7.1 Conditions to Obligations of All Parties. The obligations of both Purchaser and Seller hereunder are subject to the satisfaction or waiver on or before the Closing Date of the following conditions:

                  (a) Receipt of all approvals of all applicable regulatory and governmental authorities required by applicable law or regulations to be obtained relating to the assumption by Purchaser of the Deposits, the Liabilities and the purchase of the Assets, as contemplated hereby, the expiration of all applicable notice and waiting periods relating thereto, and the satisfaction of all conditions contained in such approvals that are required to be satisfied prior to consummation of the transaction.

                  (b) There shall be no pending or threatened claim, action, litigation or proceeding, judicial or administrative, or governmental action against Seller or Purchaser or the Assets for the purpose of enjoining or preventing the consummation of the transactions contemplated by this Agreement or otherwise claiming that the Agreement or the consummation of the transactions contemplated hereby is illegal.

         7.2 Additional Conditions to Obligations of Purchaser. The obligations of Purchaser hereunder are subject to the satisfaction on or before the Closing Date of the following conditions, unless waived by Purchaser:

                  (a) Performance of Obligations. Seller shall have complied in all material respects with all of its obligations under this Agreement required to be performed or complied with prior to or on the Closing Date.

                  (b) Representations and Warranties. The representations and warranties of Seller hereunder shall continue to be true and correct on and as of the Closing Date as if they had been made on the Closing Date.

                  (c) Sufficiency of Instruments of Transfer. The form and substance of all instruments of transfer and other documents to be delivered to Purchaser hereunder shall have been approved by Purchaser and its counsel, and such approval shall not be unreasonably withheld.

                  (d) Items to be Delivered by Seller. At or before the Closing Seller shall have delivered to Purchaser the following documents, duly executed and, where appropriate, acknowledged:

                  (i) Resolution of Board of Directors. A resolution of Seller's board of directors authorizing the execution and delivery of this Agreement, and the other documents and instruments contemplated hereby, and the consummation of the transactions contemplated hereby, and a certificate executed by the Secretary or Assistant Secretary of Seller certifying to the adoption of such resolution.

                  (ii) Officer's Certificate. An officer's certificate, dated the Closing Date, certifying to the fulfillment and satisfaction of the conditions set forth as items (a) and (b) of this section 7.2.

                  (iii) Deeds. Statutory form of bargain and sale deeds containing the covenant required by Section 13 of the Lien Law, in the form of Exhibit C, properly executed, acknowledged and in recordable form so as to convey the title to each parcel of Real Property listed in Schedule 1A as required by this Agreement.

                  (iv) Contracts. All Contracts, including the Lease, that are in Seller's possession which are in effect on the Closing Date and which are assignable by Seller.

                  (v) Permits Relating to Real Property. To the extent they are then in Seller's possession and not posted at the Real Property or the Leased Branch, certificates, licenses, permits, authorizations and approvals issued for or with respect to the Real Property or the Leased Branch by governmental and quasi-governmental authorities having jurisdiction.

                  (vi) Building and Tenant Files. All other Real Property, Branch and tenant files and records in Seller's possession at the time of the Closing which obligation shall survive the Closing.

                  (vii) Possession of Real Property. Possession of the Real Property and the Leased Branch in the condition provided for in this Agreement, and keys therefor as well as all vault keys and combinations.

                  (viii) Affidavit of Seller. An affidavit to Purchaser in form and substance satisfactory to Purchaser, signed by Seller under penalties of perjury, which affidavit shall contain: (i) Seller's name;
         (ii) Seller's U.S. Taxpayer Identification Number; (iii) Seller's business address; and (iv) a statement that Seller is not a "foreign person" within the meaning of Sections 1445 and 7701 of the Code; that is, that Seller is not a nonresident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined under the Code and regulations promulgated thereunder.

                  (ix) Bill of Sale. A Bill of Sale in form and substance as attached hereto as Exhibit B.

                  (x) Assignment and Assumption Agreement. An Assignment and Assumption Agreement in the form attached hereto as Exhibit D.

                  (xi) Records. All records described in sections 3.4(a) and
         3.16 hereof which are capable of being delivered on the Closing Date.

                  (xii) Real Property Transfer Tax Returns. Forms TP-584 and RP-5217 which will be presented at the Closing by Purchaser.

                  (xiii) Other Documentation. Such other instruments and documents as counsel for Purchaser may reasonably require as necessary or desirable for transferring, assigning and conveying to Purchaser good and marketable title to the Assets to be transferred to Purchaser pursuant to this Agreement and the assumption of the Liabilities to be assumed by Purchaser.

         7.3 Additional Conditions to Obligations of Seller. The obligations of Seller hereunder are subject to the satisfaction on or before the Closing Date of the following conditions, unless waived by Seller:

                  (a) Performance of Obligations. Purchaser shall have complied in all material respects with all of its obligations under this Agreement required to be performed or complied with prior to or on the Closing Date.

                  (b) Representations and Warranties. The representations and warranties of Purchaser hereunder shall continue to be true and correct in all material respects on and as of the Closing Date as if they had been made on the Closing Date.

                  (c) Sufficiency of Instruments of Transfer. The form and substance of all instruments of transfer and other documents to be delivered to Seller hereunder shall have been approved by Seller and its counsel, and such approval shall not be unreasonably withheld.

                  (d) Items to be Delivered by Purchaser. At or before the Closing, as applicable, Purchaser shall have delivered to Seller the following documents, duly executed and where appropriate, acknowledged:

                  (i) Resolution of Board of Directors. A resolution of Purchaser's board of directors authorizing the execution and delivery of this Agreement, and the documents and instruments contemplated hereby, and the consummation of the transactions contemplated hereby, and a certificate executed by the Secretary or Assistant Secretary of Purchaser certifying to the adoption of such resolution.

                  (ii) Officer's Certificate. An officer's certificate dated the Closing Date, certifying to the fulfillment and satisfaction of the conditions set forth as items (a) and (b) of this section 7.3.

                  (iii) Assignment and Assumption Agreement. An Assignment and Assumption Agreement in the form attached hereto as Exhibit D.

                  (iv) Real Property Transfer Tax Returns. Forms TP-584 and RP-5217 which will be duly executed by Seller.

                  (v) Other Documents. Such other documents and instruments as counsel for Seller may reasonably require as necessary or desirable for transferring, assigning and conveying to Purchaser good and marketable title to the Assets to be transferred to, and the Liabilities to be assumed by, Purchaser pursuant to this Agreement.

                                  ARTICLE VIII
                                 INDEMNIFICATION
                                 ---------------

         8.1 Seller's Indemnification. Notwithstanding any other provision of this Agreement to the contrary, Seller agrees to indemnify and hold Purchaser harmless from and against any loss, fee, cost, expense, damage, liability or obligation which Purchaser may receive, suffer, or incur, including reasonable attorney's fees ("Losses"), in connection with any claim made or action instituted against Purchaser arising or claimed to have arisen from Seller's actions or inactions prior to the Effective Time of the Closing relative to any of the obligations with respect to the Assets to be acquired or the Liabilities to be assumed pursuant to the terms of this Agreement or the material breach by Seller of any representation, warranty or covenant made by Seller contained in this Agreement; provided, that Purchaser notify Seller of any such claim or action within five (5) business days after Purchaser has notice that the same has been made or instituted, as the case may be and; provided further, that Seller may assume the defense of any such claim or action by attorneys of its own choosing, and reasonably acceptable to Purchaser, at its expense. Seller shall not have any liability, or be subject to any claim, under this section 8.1 unless notice has been given in accordance with this section 8.1 and unless and until all Losses on account of matters cover in this section 8.1 exceed $250,000, whereupon Purchaser shall be entitled to receive indemnity payments under this section 8.1.

         8.2 Purchaser's Indemnification.

                  (a) Notwithstanding any other provision of this Agreement to the contrary, Purchaser agrees to indemnify and hold Seller harmless from and against any of its Losses in connection with any claim made or action instituted against Seller relating to or arising out of or claimed to have arisen from Purchaser's actions or inactions after the Effective Time of the Closing relative to any of the obligations with respect to the Assets to be acquired or the Liabilities to be assumed pursuant to the terms of this Agreement or the material breach by Purchaser of any representation, warranty or covenant made by Purchaser contained in this Agreement; provided, that Seller notify Purchaser of any such claim or action within five (5) business days after Seller has notice that the same has been made or instituted, as the case may be and; provided further, that Purchaser may assume the defense of any such claim or action by attorneys of its own choosing, and reasonably acceptable to Seller, at its expense. Purchaser shall not have any liability, or be subject to any claim, under this section 8.2 unless notice has been given in accordance with this section 8.2 and unless and until all Losses on account of matters cover in this section 8.2 exceed $250,000, whereupon Seller shall be entitled to receive indemnity payments under this section 8.2.

                                   ARTICLE IX
                                   TERMINATION
                                   -----------

         9.1 Events of Termination. This Agreement shall terminate and be of no further force or effect upon the occurrence of any of the following:

                  (a) Mutual agreement, executed in writing, of the parties hereto.

                  (b) The failure of the transactions contemplated herein to be consummated on or prior to December 31, 1999.

                  (c) The expiration of thirty (30) days from the date that either party has properly given written notice to the other party of the notifying party's intention to terminate this Agreement as a consequence of such other party's material breach or misrepresentation of any condition, warranty, representation or covenant herein; provided, that no such termination shall take effect if within said thirty (30) day period the party so notified shall have reasonably corrected the grounds for termination as specified in the aforementioned notice.

                  (d) Upon written notice of either Seller or Purchaser to the other within fifteen (15) days after the date on which any application for regulatory approval prerequisite to the consummation of the transactions contemplated hereby shall have been denied or withdrawn at the request or recommendation of the applicable regulatory agency, unless within such fifteen
(15) day period a petition for rehearing or an amended application has been filed with such applicable regulatory agency, in either of which events the rights to terminate this Agreement shall be reinstated following the completion or abandonment of all administrative proceedings to which any of the parties hereto is entitled.

         9.2 Exception. Notwithstanding anything to the contrary herein contained, neither party hereto shall have the right to terminate this Agreement because of its own breach or an immaterial breach by the other party hereto.

         9.3 Effect of Termination. (a) In the event of termination of this Agreement, this Agreement shall forthwith become void and there shall be no liability on the part of any of the parties hereto, except for section 10.1 and the confidentiality agreement, dated February 19, 1999 by and between Seller and Purchaser (the "Confidentiality Agreement"), which shall remain in full force and effect, and except that nothing herein shall relieve any party from liability for a breach of this Agreement prior to the termination hereof.

                  (b) Purchaser agrees that if (i) this Agreement terminates in accordance with section 9.1(b) solely due to the failure of Purchaser to obtain regulatory approvals, or satisfy any conditions contained in such approvals by the date referred to in section 9.1(b) or (ii) either Purchaser or Seller terminates this Agreement in accordance with section 9.1(d), Purchaser shall reimburse Seller for an amount which represents attorneys' fees and other reasonable expenses which reflect the actual direct costs of Seller incurred to third parties in connection with the negotiation and preparation of this Agreement, and the administration of its obligations hereunder, documented to Purchaser by Seller and without profit to Seller which amount shall not exceed $250,000.

                                   ARTICLE X
                                  MISCELLANEOUS
                                  -------------

         10.1 Expenses. Except as herein otherwise expressly provided, each party hereto shall pay its own expenses incurred in fulfilling its obligations hereunder.

         10.2 Notices. Any notice or other communication required or permitted hereunder shall be deemed given if delivered in person, by courier or if sent by registered or certified mail, postage prepaid, return receipt requested or by express mail, overnight delivery or facsimile transmission (followed by hard copy) addressed as follows:

                  (a) If to Purchaser:

                      Central National Bank
                      24 Church Street
                      Canajoharie, New York 13317
                      Attention: Donald L. Brass
                                 President and Chief Financial Officer
                      Telephone Number: (518) 673-3243 (Ext. 1257)
                      Facsimile Number: (518) 673-3433

                      With copies to:

                      Arnold & Porter
                      555 12th Street, N.W.
                      Washington D.C. 20004
                      Attention: Steven Kaplan, Esq.
                      Telephone Number: (202) 942-5998
                      Facsimile Number: (202) 942-5999

                  (b) If to Seller:

                      Astoria Federal Savings
                      and Loan Association
                      One Astoria Federal Plaza
                      Lake Success, New York 11042
                      Attention: Alan P. Eggleston, Esq.
                                 Executive Vice President, General Counsel and Assistant Secretary
                      Telephone Number: (516) 327-7876
                      Facsimile Number: (516) 327-7860


                      With copies to:

                      Thacher Proffitt & Wood
                      Two World Trade Center
                      New York, New York 10048
                      Attention: Robert C. Azarow, Esq.
                      Telephone Number: (212) 912-7815
                      Facsimile Number: (212) 432-2898

Any such notice or communication if mailed shall be deemed to have been given as of five (5) business after the date mailed or, if delivered in person, shall be deemed given on the date so delivered. Either party may specify a different address by giving notice to that effect to the other party.

         10.3 Survival. The representations, warranties and covenants set forth in this Agreement shall only survive for one (1) year after the completion of the transactions contemplated hereby, except for those covenants which by their terms expressly so survive. The delivery of the deeds by Seller, and the acceptance thereof by Purchaser, shall be deemed the full performance and discharge of every obligation on the part of Seller with respect to Real Property to be performed hereunder, except those obligations of Seller with respect to the Real Property which by their terms expressly so survive.

         10.4 Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties in connection therewith not referred to herein.

         10.5 Modification. No supplement, modification or amendment of this Agreement shall be valid unless executed in writing by both parties hereto.

         10.6 Waivers. Either party may waive any one or more conditions to the performance of its obligations (other than required regulatory approvals) or breaches of, or defaults under, this Agreement by the other party and proceed to the Closing of the transactions contemplated hereby without prejudice to any other rights or remedies to which such party may otherwise be entitled. No waiver of any provision of, breach of or default under this Agreement shall be considered binding unless executed in writing by the party granting such waiver. No waiver of any provision of this Agreement shall be deemed to constitute a waiver of any other provision hereof or any subsequent breach or default (whether or not similar) nor shall any such waiver constitute a continuing waiver.

         10.7 Schedules, Exhibits and Headings. All Schedules and Exhibits referred to herein shall constitute a part of this Agreement. Section, paragraph and subparagraph headings are not to be considered part of this Agreement, are for convenience and reference only, and are not to be deemed to be full or accurate descriptions of the contents of any paragraph or subparagraph.

         10.8 Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective transferees, successors and assigns, but this Agreement may not be assigned by either party without the written consent of the other. This Agreement is personal to the parties hereto and their successors and permitted assigns and is not intended for the benefit of and shall not be relied upon by any other person and no such person (or any other person acting on such person's behalf) shall be entitled to the benefit of or to enforce this Agreement; provided, that this Agreement may be relied upon by any governmental or regulatory agency whose approval or consent is a condition to the consummation by either party of the transactions contemplated by this Agreement. The parties agree that if, prior to the Closing, either Seller or Purchaser is party to a merger or acquisition, the transactions contemplated by this Agreement shall be consummated with the surviving entity of such merger or acquisition.

         10.9 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

         10.10 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, to the extent that federal law does not control.

         10.11 Public Announcements. Neither Purchaser nor Seller shall cause to be made any advertisement, solicitation or public announcement regarding this Agreement or the transactions contemplated hereby between the date hereof and the Effective Time without the prior approval of the other party, except as may otherwise be required by law in which case the other party shall be provided a reasonable opportunity to review and comment upon such advertisement, solicitation or public announcement prior to its dissemination. Purchaser shall, between the date hereof and the Effective Time, at Purchaser's expense and with the consent of Seller, be permitted to communicate with the customers of the Branches concerning the transactions provided for herein. Any consent or approval required by this section 10.11 shall not be unreasonably withheld.

         IN WITNESS WHEREOF, the parties hereto have caused this Purchase and Assumption Agreement to be duly executed as of the day and year first above written.


                                             ASTORIA FEDERAL SAVINGS
                                             AND LOAN ASSOCIATION


Attest:                                      By: /s/ George L. Engelke, Jr.
                                                 -------------------------------
-------------------------------                  George L. Engelke, Jr.
                                                 Chairman of the Board,
                                                 President
                                                 and Chief Executive Officer


                                             CENTRAL NATIONAL BANK


Attest:                                      By: /s/ Donald L. Brass
                                                 -------------------------------
-------------------------------                  Donald L. Brass
                                                 President
                                                 and Chief Executive Officer